EXHIBIT 4.1

FIFTH SUPPLEMENTAL INDENTURE
among
WEATHERFORD INTERNATIONAL, INC.,
a Delaware corporation,
WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company,
WEATHERFORD INTERNATIONAL LTD.,
a Swiss corporation,
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

Dated as of
February 26, 2009
to Indenture dated as of May 17, 1996

-i-

     THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of February 26, 2009, among Weatherford International, Inc., a Delaware corporation (the “Company”), Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), Weatherford International Ltd., a Swiss corporation (“Weatherford Switzerland”), and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Bank of Montreal Trust Company) (the “Trustee”).
RECITALS OF THE COMPANY
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 17, 1996, as supplemented by the First Supplemental Indenture thereto, dated as of May 27, 1998, the Second Supplemental Indenture thereto, dated as of June 30, 2000 (the “Second Supplemental Indenture”), the Third Supplemental Indenture thereto, dated as of November 16, 2001 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture thereto, dated as of June 26, 2002 (the “Fourth Supplemental Indenture”, and such indenture as so supplemented, the "Indenture”), providing for the issuance from time to time of one or more series of the Company’s Securities; and
     WHEREAS, the Company, in accordance with an Officer’s Certificate dated as of May 28, 1996, previously issued $200 million original aggregate principal amount of its 7 1/4% Notes due May 15, 2006, none of which notes remain outstanding as of the date hereof; and
     WHEREAS, the Company, in accordance with the Second Supplemental Indenture, previously issued $910 million aggregate original principal amount of its Zero Coupon Convertible Debentures due June 30, 2020, none of which debentures remain outstanding as of the date hereof; and
     WHEREAS, the Company has, in accordance with the Third Supplemental Indenture, previously issued $350 million aggregate original principal amount of its 6 5/8% Notes due 2011 (the “6 5/8% Notes”), which 6 5/8% Notes remain outstanding as of the date hereof; and
     WHEREAS, Weatherford Bermuda has, in accordance with the Fourth Supplemental Indenture, previously provided a guarantee of the 6 5/8% Notes; and
     WHEREAS, pursuant to a share exchange transaction effected by a scheme of arrangement, in connection with a share exchange agreement, between Weatherford Bermuda and Weatherford Switzerland, pursuant to which each holder of common shares of Weatherford Bermuda issued and outstanding immediately before the transaction transferred such common shares to Weatherford Switzerland solely in exchange for (through a nominee acting on behalf and for the account of the shareholders) the same number of shares of Weatherford Switzerland (the “Redomestication”), the Company has, contemporaneously with the effectiveness of this Fifth Supplemental Indenture, become an indirect, wholly-owned subsidiary of Weatherford Switzerland and Weatherford Bermuda has become a direct, wholly-owned subsidiary of Weatherford Switzerland; and
     WHEREAS, in connection with such Redomestication, Weatherford Switzerland has determined that it will be in the best interests of and beneficial to Weatherford Switzerland to enter into this Fifth Supplemental Indenture for the purposes of providing a guarantee of the 6 5/8% Notes in accordance with the terms of this Fifth Supplemental Indenture; and
     WHEREAS, Sections 901(2) and 901(3) of the Indenture permit the execution of supplemental indentures without the consent of any Holders to add any additional Events of Default with respect to, and to add to the covenants of the Company for the benefit of, all or any series of Securities; and
     WHEREAS, Section 901(5) of the Indenture permits the execution of supplemental indentures without the consent of any Holders to add to, change or eliminate any provisions of the Indenture in respect of one or more series of Securities; provided, that any such change or elimination does not adversely affect in any material respect any outstanding Security of any series created prior to the execution of such supplemental indenture; and
     WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this Fifth Supplemental Indenture to supplement and amend the Indenture in certain respects; and
     WHEREAS, the changes contained herein do not adversely affect in any material respect any Holder of any outstanding Security; and
     WHEREAS, the Trustee is hereby authorized and directed to execute this Fifth Supplemental Indenture; and
     WHEREAS, all things necessary have been done to make this Fifth Supplemental Indenture a valid and legally binding agreement of the Company, Weatherford Bermuda and Weatherford Switzerland, in accordance with its terms.
     NOW THEREFORE:
     In consideration of the premises provided for herein, the Company, Weatherford Bermuda, Weatherford Switzerland and the Trustee mutually covenant and agree as follows:
ARTICLE ONE
AMENDMENTS TO THE INDENTURE
     SECTION 101 Applicability of Amendments.
The amendments contained in this Article ONE of this Fifth Supplemental Indenture shall apply only to any series of Securities issued under the Indenture which have specifically been made subject to such amendments, and not to any other series of Securities issued under the Indenture, and any covenants provided in this Article ONE of this Fifth Supplemental Indenture are expressly being included solely for the benefit of such Securities and not for the benefit of any other series of Securities issued under the Indenture. These amendments shall be effective for so long as there remain Outstanding any Securities of a series to which the provisions of this Article ONE apply.
     SECTION 102 Definitions.
Section 101 of the Indenture is hereby amended, subject to Section 201 of this Fifth Supplemental Indenture, to add Weatherford Switzerland to the definition of the term “Guarantor” by replacing the current definition of such term with the following:

     “Guarantors” shall mean Weatherford International Ltd., a Bermuda exempted company, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture (and thereafter shall mean such successor Person), and Weatherford International Ltd., a Swiss corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture (and thereafter shall mean such successor Person), and “Guarantor” shall mean either (i) Weatherford International Ltd., a Bermuda exempted company, or its successor Person, or (ii) Weatherford International Ltd., a Swiss corporation, or its successor Person.
     SECTION 103 Notices.
Section 105 of the Indenture is hereby amended, subject to Section 201 of this Fifth Supplemental Indenture, by replacing the current subsection (3) with the following:
     “(3) a Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to such Guarantor addressed to it at: Weatherford International Ltd., c/o Weatherford International, Inc., 515 Post Oak Blvd., Houston, Texas 77027, to the attention of its Treasurer, or at any other address previously furnished in writing to the Trustee by such Guarantor.”
     SECTION 104 Additional Events of Default.
Section 501 of the Indenture is hereby amended, subject to Section 201 of this Fifth Supplemental Indenture, by (a) replacing the words “and the Guarantor” each time said words appear in subsections (4) and (7) thereof with the words “and the Guarantors”, (b) replacing the words “the Guarantor” each time said words appear in subsections (9), (10) and (11) thereof with the words “any Guarantor”, and (c) replacing the existing subsection (8) thereof with the following:
     “(8) default in the performance, or breach, of any covenant or warranty of any Guarantor in this Indenture, and continuation of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company and such Guarantor by the Trustee or to the Company and such Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or”
     SECTION 105 Trustee Matters.
Section 605 of the Indenture is hereby amended, subject to Section 201 of this Fifth Supplemental Indenture, by replacing the words “the Guarantor” each time said words appear therein, with the words “any Guarantor”.

     SECTION 106 Defeasance and Covenant Defeasance.
Article THIRTEEN of the Indenture is hereby amended, subject to Section 201 of this Fifth Supplemental Indenture, by replacing the existing Section 1307 with the following:
     “SECTION 1307 Effects of Defeasance on Guarantors.
     Upon any defeasance in accordance with Section 1302 hereof of the Securities of a series to which this Section 1307 has been made applicable, all Guarantors shall be discharged from their obligations hereunder in respect of the Securities of such series to the same extent and subject to the same conditions as the Company is released from its obligations hereunder in respect of the Securities of such series. Upon any covenant defeasance in accordance with Section 1303 hereof of the Securities of a series to which this Section 1307 has been made applicable, all Guarantors shall be discharged from their obligations under Section 1905(a) hereof in respect of the Securities of such series to the same extent and subject to the same conditions as the Company is released from its obligations in respect of the Securities of such series under Section 801 hereof.”
     SECTION 107 Guarantee.
Article NINETEEN of the Indenture is hereby amended, subject to Section 201 of this Fifth Supplemental Indenture, by replacing the current Article NINETEEN with the following:
“ARTICLE NINETEEN
GUARANTEES OF SECURITIES
SECTION 1901 Unconditional Guarantees.
     (a) For value received, each Guarantor hereby fully, irrevocably, unconditionally and absolutely guarantees to the Holders of Securities of each series to which this Article NINETEEN has been made applicable and to the Trustee the due and punctual payment of the principal of, and premium, if any, and interest on such Securities, Liquidated Damages, if any, and all other amounts due and payable under this Indenture and such Securities by the Company to the Trustee or such Holders (including, without limitation, all costs and expenses (including reasonable legal fees and disbursements) incurred by the Trustee or such Holders in connection with the enforcement of this Indenture and the Guarantees) (collectively, the ‘Indenture Obligations’), when and as such principal, premium, if any, interest, Liquidated Damages, if any, and other amounts shall become due and payable, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, according to the terms of such Securities and this Indenture. The guarantees by the Guarantors set forth in this Article NINETEEN are referred to herein as the ‘Guarantees’. Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts that constitute part of the

Indenture Obligations and would be owed by the Company to the Trustee or such Holders under this Indenture and such Securities but for the fact that they are unenforceable, reduced, limited, impaired, suspended or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company.
     (b) Failing payment when due of any amount guaranteed pursuant to the Guarantees, for whatever reason, each Guarantor will be obligated to pay the same, without duplication, immediately to the Trustee, without set-off or counterclaim or other reduction whatsoever (whether for taxes, withholding or otherwise). Each Guarantee hereunder is intended to be a general, unsecured, senior obligation of the applicable Guarantor and will rank pari passu in right of payment with all indebtedness of such Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantee of such Guarantor. Each Guarantor hereby agrees that, to the fullest extent permitted by applicable law, its obligations hereunder shall be full, irrevocable, unconditional and absolute, irrespective of the validity, regularity or enforceability of such Securities, the Guarantees or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby agrees that in the event of a default in payment of the principal of, or premium, if any, or interest on such Securities, or Liquidated Damages, if any, or any other amounts payable under this Indenture and such Securities by the Company to the Trustee or the Holders thereof, whether at the Stated Maturity, upon redemption or by declaration of acceleration or otherwise, legal proceedings may be instituted by the Trustee on behalf of such Holders or, subject to Section 5.06 hereof, by such Holders, on the terms and conditions set forth in this Indenture, directly against such Guarantor to enforce its Guarantee without first proceeding against the Company or any other Guarantor.
     (c) To the fullest extent permitted by applicable law, the obligations of the Guarantors under this Article NINETEEN shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company or any Guarantor contained in any of such Securities or this Indenture, (ii) any impairment, modification, release or limitation of the liability of the Company, any Guarantor or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy Law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Trustee or any such Holder of any rights or remedies under any of such Securities or this Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of such Securities, including all or any part of the rights of the Company or any Guarantor under this Indenture, (v) the extension of the time for payment by the Company or any Guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of such Securities or this Indenture or of the time for performance by the Company or any Guarantor of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Company or any Guarantor set forth in this Indenture, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, rehabilitation or relief of, or other similar proceeding affecting, the Company or any Guarantor or any of their respective assets, or the disaffirmance of any of such Securities, the Guarantees or this Indenture in any such proceeding, (viii) the release or discharge of the Company or any Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of such Securities, the Guarantees or this Indenture, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Company or any Guarantor, or (xi) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or any Guarantor.
     (d) To the fullest extent permitted by applicable law, each Guarantor hereby (i) waives diligence, presentment, demand of payment, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Company or any Guarantor, and all demands and notices whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guarantees may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantees without notice to them and (iii) covenants that its Guarantee will not be discharged except by complete performance of the Guarantees. To the fullest extent permitted by applicable law, each Guarantor further agrees that if at any time all or any part of any payment theretofore applied by any Person to any Guarantee is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of any Guarantor, such Guarantee shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the Guarantees shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.
     (e) The Guarantors shall be subrogated to all rights of the Holders and the Trustee against the Company in respect of any amounts paid by the Guarantors pursuant to the provisions of this Indenture; provided, however, that the Guarantors shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of such Securities until all of such Securities and the Guarantees thereof shall have been indefeasibly paid in full or discharged.
     (f) A director, officer, employee or stockholder, as such, of a Guarantor shall not have any liability for any obligations of such Guarantor under this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.
     (g) No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, power, privilege or remedy under this Article NINETEEN and the Guarantees shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, power, privilege or remedy preclude any other or further exercise thereof, or the exercise of any other rights, powers, privileges or remedies. The rights and remedies herein provided for are cumulative and not exclusive of any rights or remedies provided in law or equity. Nothing contained in this Article NINETEEN shall limit the right of the Trustee or the Holders to take any action to accelerate the maturity of such Securities pursuant to Article Five or to pursue any rights or remedies hereunder or under applicable law.
          SECTION 1902 Execution and Delivery of Notation of Guarantees.
          To further evidence the Guarantees, each Guarantor hereby agrees that a notation of its Guarantee may be endorsed on each Security of a series to which this Article NINETEEN has been made applicable authenticated and delivered by the Trustee and executed by either manual or facsimile signature of an officer of such Guarantor.
          Each Guarantor hereby agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on any such Security a notation relating to the Guarantees thereof.
          If an officer of a Guarantor whose signature is on this Indenture or a Security no longer holds that office at the time the Trustee authenticates such

Security or at any time thereafter, such Guarantor’s Guarantee of such Security shall be valid nevertheless.
          The delivery by the Trustee of any Security of a series to which this Article NINETEEN has been made applicable, after the authentication thereof under this Indenture, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the applicable Guarantor.
          SECTION 1903 Reports by Guarantors.
          In addition to the certificates delivered to the Trustee pursuant to Section 1904, the Guarantors shall file with the Trustee and the Commission, and transmit to Holders of Outstanding Securities of each series to which this Article NINETEEN has been made applicable, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant thereto; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission.
          SECTION 1904 Statement by Officer as to Default.
          Each Guarantor shall, so long as any Securities of a series to which this Article NINETEEN has been made applicable are Outstanding, deliver to the Trustee, within 120 days after the end of each fiscal year of the Company beginning in 2002, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of such Guarantor’s compliance with all conditions and covenants under this Indenture. For purposes of this Section 1904, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture. Such certificate shall comply with Section 314(a)(4) of the Trust Indenture Act.
          SECTION 1905 Limitations on Merger and Consolidation of Guarantors.
     (a) No Guarantor shall, so long as any Securities to which this Article NINETEEN has been made applicable are Outstanding, consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any other Person, unless:
     (1) The Person formed by such consolidation or into which such Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of such Guarantor substantially as an entirety shall be an exempted company, corporation, partnership, limited liability company or trust and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the obligations of such Guarantor hereunder;
     (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
     (3) such Guarantor has delivered to the Trustee an officers’ certificate of such Guarantor and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Section 1905(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.
     (b) Upon any consolidation of a Guarantor with, or merger of a Guarantor into, any other Person or any conveyance, transfer or lease of the properties and assets of a Guarantor substantially as an entirety to any other Person in accordance with Section 1905(a), the successor Person formed by such consolidation or into which such Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under this Indenture with the same effect as if such successor Person had been named as a Guarantor herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and such Securities and coupons and may liquidate and dissolve.”
ARTICLE TWO
SECURITIES TO WHICH ARTICLE ONE APPLICABLE
     SECTION 201 Securities to which Article One Applicable.
The Company and the Guarantors hereby agree in accordance with Sections 901(2), 901(3) and 901(5) of the Indenture that the amendments to the Indenture set forth in Article ONE of this Fifth Supplemental Indenture are hereby made applicable to the 6 5/8% Notes, and only to the Securities of this specified series.
ARTICLE THREE
MISCELLANEOUS PROVISIONS
     SECTION 301 Integral Part.
This Fifth Supplemental Indenture constitutes an integral part of the Indenture to the extent provided in Section 201 hereof.

     SECTION 302 General Definitions.
For all purposes of this Fifth Supplemental Indenture, capitalized terms used herein without definition shall have the meanings specified in the Indenture.
     SECTION 303 Adoption, Ratification and Confirmation.
The Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Fifth Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.
     SECTION 304 Trust Indenture Act Controls.
If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by operation of TIA § 318(c), the imposed duties shall control.
     SECTION 305 Governing Law.
THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     SECTION 306 Severability.
In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.
     SECTION 307 Counterpart Originals.
The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 308 Successors.
All agreements of the Company or any Guarantor in this Fifth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors.
     SECTION 309 Table of Contents and Headings.
The table of contents and headings of the Articles and Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 310 Benefit of Fifth Supplemental Indenture.
Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors hereunder, and the Holders of Securities of any series to which the amendments of the Indenture set forth in Article ONE hereof have been made applicable, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.
     SECTION 311 Acceptance by Trustee.
The Trustee accepts the amendments to the Indenture effected by this Fifth Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Fifth Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the Guarantors, and, except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Fifth Supplemental Indenture, and the Trustee makes no representation with respect thereto.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first written above.

WEATHERFORD INTERNATIONAL, INC., a Delaware corporation
By:	/s/ Burt M. Martin
	Name:	Burt M. Martin
	Title:	Senior Vice President

WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company
By:	/s/ Burt M. Martin
	Name:	Burt M. Martin
	Title:	Senior Vice President

WEATHERFORD INTERNATIONAL LTD., a Swiss corporation
By:	/s/ Burt M. Martin
	Name:	Burt M. Martin
	Title:	Senior Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President